Exhibit F-1.1

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

May 16, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Form Pre-effective amendment No. 2 to the Form U-1 Application-Declaration File No. 70-10261

Ladies and Gentlemen:

We refer to the Pre-effective amendment No. 2 to the Form U-1 Application-Declaration File No. 70-10261 (“Application”) filed by Scottish Power plc (“ScottishPower”), a registered holding company and Dornoch International Insurance Limited (“DIIL”), an indirect subsidiary company. Capitalized terms and parties not defined herein shall have the meanings ascribed to such terms and parties in the Application.

In the Application, Applicants request (to the extent they are not otherwise exempt from the Act) authorization to operate a new subsidiary captive insurance company, DIIL.1 DIIL would both assume the insurance duties currently performed by SPIL on behalf of ScottishPower, and also begin to provide certain insurance services to PacifiCorp, the US-based public-utility company member of the ScottishPower System. DIIL is a wholly-owned direct subsidiary of ScottishPower Investments Limited. ScottishPower Investments Limited is a wholly-owned direct subsidiary of Scottish Power UK plc, a foreign utility company.

We have acted as counsel for ScottishPower in connection with this Application and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by ScottishPower and its subsidiary as described in the Application.

We have examined originals, or copies certified to our satisfaction, of such corporate records of ScottishPower, certificates of public officials, certificates of officers and representatives of ScottishPower and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of

[1]	DIIL was originally incorporated as Dornoch Risk International Limited (“DRIL”) on June 30, 2004. DRIL changed its name to DIIL by resolution at its December 10, 2004 board meeting and this was effected by the Irish Registrar of Companies on January 20, 2005.

governmental officials and upon representations made by officers of ScottishPower and other appropriate persons, and statements contained in the Application

The opinions expressed below in respect of the transactions described in the Application (“Transactions”) are subject to the following assumptions or conditions:

a.	The Transactions shall have been duly authorized and approved to the extent required by federal and state law and by the Board of Directors of ScottishPower;

b.	The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting the Application and permitting the Application to become effective with respect to the Transactions;

c.	The Transactions shall have been accomplished in accordance with all approvals, authorizations, consents, certificates and orders of any applicable state commission or regulatory authority required for the consummation of the Transactions, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect; and

d.	No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Transactions are completed in accordance with the Application, and subject to the assumptions and conditions set forth above:

1.	Applicants will be validly organized and duly existing under the appropriate state federal and U.K. laws;

2.	All state and federal laws applicable to the Transactions will have been complied with; and

3.	The consummation of the Transactions will not violate the legal rights of the holders of any securities of the Applicants.

We hereby consent to the use of this opinion as an exhibit to the Application. The opinions set forth herein are issued and expressed as of the date hereof. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.

Very truly yours,

Milbank, Tweed, Hadley & McCloy LLP

MDD/JTO

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